Exhibit (d)(1)(iii)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

ENTERED INTO BETWEEN

ALLIANCEBERNSTEIN L.P.

AND

BERNSTEIN FUND, INC.

This Investment Advisory Agreement (the “Agreement”) is entered into as of November 13, 2019 by and between Bernstein Fund, Inc. (the “Fund”), a corporation duly organized and existing under the laws of the State of Maryland on behalf of the portfolios listed on Annex A hereto (each, a “Portfolio” and, together, the “Portfolios”) and AllianceBernstein, a limited partnership duly organized and existing under the laws of the State of Delaware (the “Adviser”).

WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is engaged in rendering management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser is willing to provide management and investment advisory services to the Fund and the Portfolios on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement, the Fund and the Adviser agree as follows:

1.	Investment Description; Appointment

(a)    Investment Description. The investment objective(s), policies and limitations of each Portfolio of the Fund are specified in the applicable prospectus and Statement of Additional Information for the Portfolio (collectively, the “Disclosure Documents”) filed with the Securities and Exchange Commission (the “SEC”) as part of the Fund’s Registration Statement on Form N-1A, as it may be periodically amended or supplemented.

(b)    Appointment of Adviser. The Fund hereby appoints the Adviser to act as a manager and investment adviser of the Fund’s Portfolios and to furnish, or arrange for its affiliates or subadvisers to furnish, the management, administrative and investment advisory services described below, subject to the policies of, review by and overall control of the Board of Directors of the Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Adviser hereby accepts such appointment and agrees during such period, at its own expense (except as otherwise provided herein), to render, or arrange for the rendering of, such services and to assume the obligations herein for the compensation provided for herein. The Adviser and its affiliates for all purposes herein shall be deemed to be independent contractors and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

2.	Duties of the Investment Adviser

(a)    Management and Administrative Services. The Adviser shall perform, or arrange for its affiliates to perform, the management and administrative services necessary for the operation of the Fund and the Portfolios, including providing the Fund necessary personnel and such other services as the Adviser, subject to review by the Board, from time to time shall determine to be necessary or useful to perform its obligations under this Agreement. The Adviser, also on behalf of the Fund and the Portfolios, shall conduct relations with custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. As described below in Section 7(c) of this Agreement, the Fund agrees to reimburse the Adviser or its affiliates for the costs and expenses associated with certain administrative, legal, compliance, recordkeeping and other services and personnel.

(b)    Investment Advisory Services. Subject to the supervision, direction and approval of the Board, the Adviser will conduct a continual program of investment, evaluation, purchase, sale, and reinvestment of the Portfolios’ assets. Subject to paragraph (c) below, the Adviser is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Portfolios; (ii) make investment decisions for the Portfolios (including the exercise or disposition of rights accompanying portfolio securities (such as tender offers or exchanges) and other attendant rights thereto); (iii) place purchase and sale orders for portfolio transactions on behalf of the Portfolios and manage otherwise uninvested cash assets of the Portfolios; (iv) arrange for the pricing of Portfolio securities; (v) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Adviser’s management of the assets of the Portfolios (in such respect, the Adviser will act as the Portfolios’ agent and attorney-in-fact); (vi) employ professional portfolio managers, securities analysts and other investment professionals who provide research services to the Portfolios; (vii) engage certain third party professionals, consultants, experts or specialists in connection with the Adviser’s management of the assets of the Portfolios (in such respect, the Adviser will act as the Portfolios’ agent and attorney-in-fact); (viii) make decisions with respect to the use by the Portfolios of borrowing for leverage or other investment or corporate purposes; and (ix) vote or determine to abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolios are invested. The Adviser will in general take such action as is appropriate to effectively manage the Fund’s investment practices. In addition:

(i)    The Adviser will maintain and preserve the records specified in Section 14 of this Agreement and any other records related to the Portfolios’ transactions as are required under any applicable state or federal securities law or regulation, including: the 1940 Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Advisers Act.

(ii)    The Adviser shall at all times perform its obligations in material compliance with: (A) the provisions of the Articles of Incorporation and the By-Laws of the Fund, as amended from time to time; (B) the fundamental and non-fundamental investment policies and restrictions of a Portfolio in effect from time to time; and (C) the Disclosure Documents of the applicable Portfolio in effect from time to time. In addition, the Adviser will comply with procedures of the Fund (“Fund Procedures”) provided to the Adviser by the Fund. The Adviser will notify the Fund as soon as reasonably practicable upon detection of any material breach under this Section 2(b)(ii), including detection of any “material compliance matters” as defined in Rule 38a-1 under the 1940 Act.

(iii)    The Adviser will maintain a written code of ethics (the “Code of Ethics”) that complies with Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Fund along with any amendments to such Code of Ethics in effect from time to time, and will adhere to such Code of Ethics in performing its services under this Agreement.

(iv)    The Adviser, as directed by the Board, will manage the investment and reinvestment of the assets of the Portfolios in a manner consistent with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, subject to the best interests of each Portfolio. Notwithstanding the foregoing, the Adviser may recommend that a Portfolio incur excise tax or other taxes or associated costs if it believes it is in the best interest of the Portfolio with respect to making periodic distributions or is otherwise in the best interest of the management of the Portfolio’s cash or other assets.

(c)    Subadvisers. In carrying out its responsibilities hereunder, the Adviser may employ, retain or otherwise avail itself of the services of other persons or entities including without limitation, affiliates of the Adviser, on such terms as the Adviser shall determine to be necessary, desirable or appropriate. However, if the Adviser chooses to retain or avail itself of the services of another person or entity to provide investment advice with respect to assets of a Portfolio (a “Subadviser”), such other person or entity must be (i) registered as an investment adviser under the Advisers Act, (ii) retained at the Adviser’s own cost and expense and (iii) retained subject to the requirements of Section 15 of the 1940 Act or any exemption therefrom.

3.	Information and Reports

(a)    The Adviser will keep the Fund informed of developments relating to its duties as investment adviser of which the Adviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Adviser will provide the Fund and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Fund may from time to time reasonably request.

(b)    The Adviser also will provide the Fund with any information reasonably requested regarding its management of the Fund or the Portfolios required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Fund with the SEC. The Adviser will promptly inform the Fund if any information in the Disclosure Documents, as amended or supplemented from time to time, is (or will become) inaccurate or incomplete.

4.	Standard of Care

The Adviser will exercise its reasonable judgment and will act in good faith and in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund or the Portfolios, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 4, the term “Adviser” shall include any affiliates of the Adviser performing services for the Fund contemplated hereby, and directors, officers and employees of the Adviser and of such affiliates. The Adviser assumes no responsibility under this Agreement other than to render the services stated herein.

5.	Adviser’s Duties Regarding Fund Transactions

(a)    Placement of Orders. The Adviser will take all actions that it considers necessary to implement the investment policies of the Portfolios, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Portfolios with brokers or dealers the Adviser, in its sole discretion, selects. To that end, the Adviser is authorized as each Portfolio’s agent to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments of cash for the Portfolio’s account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Adviser is subject to the supervision of the Board and is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board and set out in the Portfolios’ current Disclosure Documents, subject to provisions (b) and (c) of this Section 5.

(b)    Selection of Brokers and Dealers. In the selection of brokers and dealers to execute portfolio transactions, the Adviser is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: the execution capabilities of the brokers and dealers; the research and other services provided by the brokers and dealers that the Adviser believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Adviser a higher commission than that charged by other brokers and dealers if the Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the services in terms of either the particular transaction or in terms of the Adviser’s overall responsibilities with respect to the Fund and to any other client accounts or portfolios that the Adviser advises. The execution of such transactions will not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise. To the extent permitted by applicable law and authorized by the Board, the Adviser may select affiliated brokers and dealers to execute portfolio transactions.

(c)    Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of the Fund or a Portfolio,

as well as other clients, the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund or Portfolio with similar orders being made on the same day for other client accounts or portfolios that the Adviser manages. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that the Adviser reasonably considers equitable and consistent with its fiduciary obligations to the Fund and its other clients. The Adviser and the Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

6.	Compensation

For the services rendered and the expenses assumed by the Adviser (other than those services described below in Section 7(c) of this Agreement), each Portfolio shall pay to the Adviser at the end of each calendar month a fee at the annualized rates set forth Annex B hereto. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs will be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month will be prorated according to the proportion that such period bears to the full monthly period and will be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of a Portfolio’s assets will be computed at the times and in the manner specified in the Disclosure Documents, and on days on which the value of Portfolio assets are not so determined, the asset value computation to be used will be as determined on the immediately preceding day on which the asset value was determined. As described in Section 7(c) of this Agreement, in addition to the fees set forth in this Section 6 (including Annex B hereto), the Fund will reimburse the Adviser or its affiliates for the costs and expenses associated with certain administrative, legal, compliance, recordkeeping and other services and personnel.

7.	Expenses

(a)    The Adviser. All investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Fund or the Portfolios. Notwithstanding the foregoing, the Fund agrees to reimburse the Adviser or its affiliates for the costs and expenses associated with certain administrative, legal, compliance, recordkeeping and other services and personnel as provided in subsection (c) to this Section 7.

(b)    The Fund. The Fund and the Portfolios will bear all other expenses to be incurred in their operations (including to the extent such operations are performed by the Adviser or its affiliates), including, but not limited to, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments (including, without limitation, security settlement costs); (iii) calculating a Portfolio’s net asset value (including the cost and expenses of any independent valuation firm, or agent or service provider of the Fund (including, without limitation, Fund administrators, custodians and pricing services)); (iv) interest payable on debt and dividends and distributions on stock, as applicable, if any, incurred to finance the Portfolio’s investments; (v) custodian, registrar and transfer agent fees and fees and expenses of other service providers; (vi) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; fees and expenses of the Fund’s directors who are not “interested persons” of the Adviser; (vii) the cost of office facilities as described in Section 7(c) of this Agreement; (viii) legal and audit expenses; (ix) fees and expenses related to the registration and qualification of a Portfolio and the Portfolio’s shares for distribution under state and federal securities laws; (x) expenses of printing and mailing reports and notices and proxy material to shareholders of the Portfolios; (xi) all other expenses incidental to holding meetings of the Portfolios’ shareholders, including proxy solicitations therefor; (xii) insurance premiums for fidelity bond and other insurance coverage; (xiii) investment management fees; (xiv) the fees of any trade association of which the Fund is a member; (xv) expenses of filing, printing and mailing prospectuses and supplements thereto to shareholders of the Portfolios; (xvi) expenses related to the engagement of any third-party professionals, consultants, experts or specialists hired to perform work in respect of the Fund or the Portfolios; (xvii) all other expenses incurred by the Fund or the Portfolios in connection with administering the business of the Fund or the Portfolios, including each Portfolio’s allocable portion of the cost of the Fund’s legal, compliance, administrative and accounting personnel, and their respective staffs; (xviii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Fund is a party and legal obligations that the Fund may have to indemnify the Fund’s directors, officers and/or employees or agents with respect to these actions, suits or proceedings; (xix) organizational expenses of the Fund and the Portfolios; and (xx) the costs, fees and expenses otherwise stated in this Agreement as applicable to the Fund or the Portfolios, including, without limitation, those set out in Section 7(c).

(c)    At the request of the Fund, and as determined by the Board from time to time, the Adviser or its affiliates shall perform (or delegate, oversee, or arrange for, the performance of) certain administrative, legal, compliance, recordkeeping and other services necessary for the operation of the Fund and the Portfolios not otherwise provided by other Fund service providers. The Adviser or its affiliates, acting in such capacity, shall make reports to the Board of its or their performance of such services and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable. In full consideration of the provision of such services, the Fund shall reimburse the Adviser or its affiliates for the costs and expenses (other than compensation of the employees of the Adviser acting in its capacity as investment adviser) incurred by the Adviser or its affiliates, if any, in performing the services and providing the facilities contemplated in this Section 7(c). Such costs and expenses include, but are not limited to, direct costs and expenses of the services, including, without limitation, the cost of systems necessary for the operations of the Fund (including, but not limited to, application licensing, development and maintenance, data licensing and reporting); secretarial and other staff; printing, mailing, long distance telephone, copying; each Portfolio’s allocable portion of the Adviser’s or its affiliate’s overhead in performing its obligations under this Section, including, without limitation, rent and the allocable portion of the cost, if any, of the Fund’s legal, compliance, administrative and accounting personnel, and their respective staffs. The Adviser or its affiliates shall be reimbursed for the cost and expenses of such services. The methodology for determining costs and expenses shall be subject to review and approval by the Board.

8.	Services to Other Companies or Accounts

The Fund understands that the Adviser and its affiliates now act, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as an investment manager or adviser to other investment companies that have the same, similar or different investment objectives and strategies as the Portfolios, including any offshore entities or private accounts. The Fund understands that the persons employed by the Adviser to assist in the performance of the Adviser’s duties under this Agreement may not devote their full time to such duties, and that nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.	Custody

Nothing in this Agreement will require the Adviser to take or receive physical possession of cash, securities, or other investments of the Fund.

10.	Term of Agreement; Termination of Agreement; Amendment of Agreement

(a)    Term. This Agreement will become effective on the date hereof (the “Effective Date”), and, unless terminated in accordance with its terms, will continue for a term of one year from the Effective Date and thereafter so long as such continuance is specifically approved at least annually as required by the 1940 Act or any exemption therefrom.

(b)    Termination. This Agreement may be terminated with respect to a Portfolio, without penalty, (i) by the Board or by vote of holders of a majority of the outstanding shares of the Portfolio upon sixty (60) days’ written notice to the Adviser, and (ii) by the Adviser upon sixty (60) days’ written notice to the Fund with respect to the Portfolio. This Agreement also will terminate automatically in the event of its assignment. For the avoidance of doubt, the termination of this Agreement with respect to one Portfolio shall not operate to terminate this Agreement with respect to any other Portfolio unless such termination is specifically agreed by the parties hereto as including such other Portfolio.

(c)    Amendment. This Agreement may be amended by the parties with respect to a Portfolio only if the amendment is specifically approved by: (i) a majority of those directors of the Fund who are not parties to this Agreement or “interested persons” of any party cast in person at a meeting called for the purpose of voting on the Agreement’s approval; and (ii) if required by applicable law, the vote of a majority of the outstanding shares of the Portfolio. For the avoidance of doubt, any amendment of this Agreement with respect to one Portfolio shall not operate to amend this Agreement with respect to any other Portfolio unless such amendment is specifically agreed by the parties hereto as including such other Portfolio.

11.	Representations and Covenants of the Fund

The Fund represents and covenants to the Adviser as follows:

(a)    The Fund is duly organized and validly existing under the laws of the State of Maryland with the power to own and possess its assets and carry on its business as the business is now being conducted.

(b)    The execution, delivery and performance by the Fund of this Agreement are within the Fund’s powers and have been duly authorized by all necessary actions of the Board, and the execution, delivery and performance of this Agreement by the parties to this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Fund’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Fund.

(c)    The Fund is, or will be prior to commencing operations, registered as a management investment company under the 1940 Act and the Fund’s shares are (or will be prior to commencing operations) registered under the Securities Act of 1933, as amended, and under any applicable state securities laws.

12.	Representations and Covenants of the Adviser

The Adviser represents and covenants to the Fund that as of the commencement of operations of the Fund:

(a)    It is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as this business is now being conducted.

(b)    The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement by the parties to this Agreement, and the execution, delivery and performance of this Agreement by the parties to this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser.

(c)    It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

(d)    It is registered with the SEC as an investment adviser under the Advisers Act.

13.	Indemnification

(a)    Indemnification of Adviser. The Fund shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser (collectively, the “Indemnified

Parties”)) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and the reasonable cost of investigating or defending any loss, liability, claim, damage or expenses incurred in connection therewith) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance or non-performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

14.	Records

(a)    Maintenance of Records. The Adviser hereby undertakes and agrees to maintain for the Fund, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund’s investments that are required to be maintained by the Fund pursuant to the 1940 Act with respect to the Adviser’s responsibilities under this Agreement (the “Fund’s Books and Records”).

(b)    Ownership of Records. The Adviser agrees that the Fund’s Books and Records are the Fund’s property and further agrees to surrender them promptly to the Fund upon the request of the Fund; provided, however, that the Adviser may retain copies of the Fund’s Books and Records at its own cost. The Fund’s Books and Records will be made available, within two (2) business days of a written request, to the Fund’s accountants or auditors during regular business hours at the Adviser’s offices. The Fund or its authorized representatives will have the right to copy any records in the Adviser’s possession that pertain to the Fund. These books, records, information, or reports will be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, the Fund’s Books and Records will be returned to the Fund.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflict of law principles thereof, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the latter shall control.

16.	Entire Agreement; Severability; No Third Party Beneficiary

This Agreement (including the Annexes hereto) embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors. For the avoidance of doubt, this Agreement does not, and is not intended to, confer any rights, privileges, claims or remedies upon any person other than the parties and their respective successors.

17.	Liability of a Portfolio

The Adviser agrees that for services rendered to a Portfolio, or for any claim by it in connection with services rendered to a Portfolio, it shall look only to the assets of such Portfolio for satisfaction and that it shall have no claim against the assets of any other portfolios of the Fund.

18.	Definitions

The terms “assignment,” “affiliated person,” and “interested person,” when used in this Agreement, will have the respective meanings specified in Section 2(a) of the 1940 Act. The term “majority of the outstanding shares” means the lesser of (a) sixty-seven percent (67%) or more of the shares present at a meeting if more than fifty percent (50%) of these shares are present or represented by proxy, or (b) more than fifty percent (50%) of the outstanding shares.

19.	Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date first above written.

BERNSTEIN FUND, INC.

By:	/s/ Nancy E. Hay
	Name:	Nancy E. Hay
	Title:	Assistant Secretary

Agreed to and accepted November 13, 2019.

AllianceBernstein L.P.

By:	/s/ Emilie D. Wrapp
Name:	Emilie D. Wrapp
Title:	Senior Vice President
Assistant Secretary and
Assistant General Counsel

ANNEX A

Portfolios

International Small Cap Portfolio

International Strategic Equities Portfolio

Small Cap Core Portfolio

A-1

ANNEX B

Pursuant to Section 6 of this Agreement, for the services rendered and the expenses assumed by the Adviser (other than those services described in Section 7(c) of this Agreement), each Portfolio shall pay to the Adviser at the end of each calendar month the applicable fee at the annualized rates set forth in the table below.

Name of Portfolio	Advisory Fee
International Small Cap Portfolio	1.00% of the Portfolio’s average net assets.

International Strategic Equities Portfolio	0.75% of the first $2.5 billion of the Portfolio’s average net assets; 0.65% of the excess over $2.5 billion up to $5 billion; and 0.60% of the excess of the Portfolio’s average net assets over $5 billion.

Small Cap Core Portfolio	0.80% of the Portfolio’s average net assets.

If the Adviser shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.

B-1